Mines Richmont inc.

1, Place-Ville-Marie
Bureau 2130, Montréal, QC
H3B 2C6, CANADA

Tél. : (514) 397-1410
Téléc. : (514) 397-8620
www.richmont-mines.com

AVIS

MONTRÉAL, le 27 juillet 2005 - Mines Richmont inc. annonce que M. Louis Dionne a remis sa démission à titre de président et chef de la direction et d'administrateur de Mines Richmont. À la suite d'une carrière de trente ans dans l'industrie minière, M. Dionne a annoncé qu'il prenait sa retraite. Le conseil d'administration a accepté la démission de M. Dionne lors d'une réunion tenue aujourd'hui. M. Jean-Guy Rivard, président du conseil d'administration, occupera le poste de président et chef de la direction.

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ANNOUNCEMENT

MONTREAL, July 27, 2005 - Richmont Mines Inc. announces that Mr. Louis Dionne has resigned as President and Chief Executive Officer and Director of Richmont Mines. Following a thirty year career in the mining industry, Mr. Dionne announced that he is retiring. The board of directors accepted the resignation of Mr. Dionne at a meeting held today. Mr. Jean-Guy Rivard, Chairman of the board, will assume the role of President and Chief Executive Officer.

Pour plus de renseignements, veuillez communiquer avec /
For more information, contact:

Julie Normandeau	Téléphone / Phone: (514) 397-1410
Responsable des relations avec les investisseurs /	Télécopieur / Fax: (514) 397-8620
Investor Relations

Symbole boursier / Ticker Symbol: RIC	Inscriptions / Listing: TSX - Amex

Site Internet / Web Site: www.richmont-mines.com